EXHIBIT 4(gg)

(FOURTH ORIGINAL)

Dated the 30th day of March, 2006

PCCW-HKT TELEPHONE LIMITED

and

PCCW LIMITED

and

STANDARD CHARTERED BANK (HONG KONG) LIMITED

________________________

DEED OF TERMINATION AND RELEASE
in respect of a
Guarantee
dated 30 September 2005
and related security

________________________

RICHARDS BUTLER 20th Floor, Alexandra House 16-20 Chater Road Central Hong Kong

DEED OF TERMINATION AND RELEASE dated the 30th day of March, 2006

BETWEEN:-

PCCW-HKT TELEPHONE LIMITED whose registered office is at 39/F., PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong (the "Applicant");

PCCW LIMITED whose registered office is at 39/F., PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong (the "Beneficiary"); and

STANDARD CHARTERED BANK (HONG KONG) LIMITED  whose registered office is at 32/F., 4-4A Des Voeux Road Central, Hong Kong and having an office at 7/F., Standard Chartered Tower, 388 Kwun Tong Road, Hong Kong (the "Issuing Bank").

WHEREAS:-

(A)                    Pursuant to a facility letter dated 13 July 2004, as supplemented pursuant to a letter dated 8 July 2005, in each case between the Issuing Bank and the Applicant (provisions as to subordination in respect of which were acknowledged and accepted by the Beneficiary), the Issuing Bank issued a guarantee dated 30 September 2005 in favour of the Beneficiary in the aggregate sum of HK$258,514,691.18 (Guarantee No.:149020252470-S0) (the "Guarantee").

(B)                    The Guarantee was issued, pursuant to certain undertakings (the "Original Undertakings") given to the High Court of the Hong Kong Special Administrative Region of the People's Republic of China (the "Court") by the Beneficiary in the Re-re-amended Order on Summons For Directions dated 20 July 2004, for the protection of those creditors of the Beneficiary existing as at 3 August 2004, being the effective date of a capital reduction of the Beneficiary, whose claims remained outstanding as at 4 October 2005, being the date upon which the Beneficiary paid a dividend sourced, in whole or in part, from amounts credited to the special capital reserve of the Beneficiary, being a reserve established in the context of that capital reduction.

(C)                     On 5 October 2005, the Beneficiary made an application to the Court for the release of the Original Undertakings referred to in recital (B) above on the basis that the interests of those creditors of the Beneficiary whose claims then remained outstanding be protected in a manner different from that prescribed by the Original Undertakings.

(D)                    On 10 January 2006, the Court ordered the release of the Original Undertakings on the condition that the Beneficiary would set aside certain amounts in an account or accounts for the benefit of certain identified creditors, which amounts have, as at the date of this Deed, been so set aside as ordered. By the same order, the Court further ordered that the Beneficiary was at liberty to terminate the Guarantee, on the basis that it was no longer required for the benefit of creditors of the Beneficiary existing as at 3 August 2004 whose claims remained outstanding.

(E)                   The Applicant, the Beneficiary and the Issuing Bank have agreed to enter into this Deed to record the termination of the Guarantee and the release of all obligations thereunder.

(F)                   As security for the issuance of the Guarantee, the Applicant granted to the Issuing Bank, pursuant to the Deed of Charge Over Deposit Account dated 13 July 2004 between the Applicant, the Beneficiary and the Issuing Bank (the "Deed of Charge"), a first legal charge over the HK Dollar account no. 447-166-10100. The Applicant has requested and the Issuing Bank has agreed to the release of the security constituted pursuant to the Deed of Charge.

NOW THIS DEED WITNESSES:-

1.                    RELEASE AND TERMINATION IN RESPECT OF THE GUARANTEE

(a)                   The Applicant and the Beneficiary hereby unconditionally and irrevocably release the Issuing Bank from all present, future, actual and contingent liabilities and obligations owing to or for the benefit of the Beneficiary pursuant to the Guarantee. Without prejudice to the generality of the foregoing, the Beneficiary specifically releases the Issuing Bank from all liabilities under the Guarantee which, prior to the date of this Deed, have enured for the benefit of the Relevant Creditors (as defined in the Guarantee).

(b)                   In consideration of the release referred to in sub-clause (a) above, the Issuing Bank hereby unconditionally and irrevocably agrees to release the Applicant and the Beneficiary from all present, future, actual and contingent liabilities and obligation (if any) owing to the Issuing Bank pursuant to the Guarantee.

(c)                   Each of the parties irrevocably agrees to terminate the Guarantee with immediate effect.

2.                    RELEASE AND TERMINATION IN RESPECT OF THE DEED OF CHARGE

(a)                   The Issuing Bank hereby unconditionally and irrevocably releases the Applicant and the Beneficiary from all of its present, future, actual and contingent liabilities and obligations owing to the Issuing Bank pursuant to the Deed of Charge and releases and re-assigns unto the Applicant all rights and benefits of and relating to all sums deposited in the relevant account and any other assets expressed to be charged, mortgaged and/or assigned by the Applicant to the Issuing Bank under the Deed of Charge free and absolutely discharged of and from the Deed of Charge and all claims and demands for or in respect of the same or in anyway relating thereto.

(b)                   Each of the parties irrevocably agrees to terminate the Deed of Charge with immediate effect.

(c)                   The Applicant, at its own cost and expense, shall apply to the Registrar of Companies for a memorandum of discharge in respect of the Deed of Charge to be entered on the public register.

3.                     COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

4.                     GOVERNING LAW

This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF this Deed has been duly executed and delivered by the Applicant and the Beneficiary and signed by the Issuing Bank on the day and year first above written.

The common seal of	)
PCCW-HKT TELEPHONE LIMITED	)
was hereunto affixed	)
in the presence of:-)
So Chak Kwong
Alexander Anthony Arena

The common seal of	)
PCCW LIMITED	)
was hereunto affixed	)
in the presence of:-)
So Chak Kwong
Alexander Anthony Arena		For STANDARD CHARTERED BANK (HONG KONG) LIMITED

Signed by Mr. Cheung Chee Shing (HK1052)
for and on behalf of
STANDARD CHARTERED
(HONG KONG) LIMITED BANK

in the presence of:-
Ms. Gracie Y.W. Wong (HK6390)